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                                                                   EXHIBIT 99.1

                               W. R. GRACE & CO.
                     BOARD OF DIRECTORS -- AUDIT COMMITTEE

                                    CHARTER


     GENERAL. The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information provided to shareholders and others; the systems of internal controls that management and the Board have established; and the auditing, accounting and financial reporting process generally. Consistent with this function, the Audit Committee should encourage the continuous improvement of, and should foster adherence to, the Company's policies, procedures and practices at all levels. The overarching responsibilities of the Audit Committee are to:

     1. Serve as an independent and objective party to monitor the Company's annual and quarterly financial reporting process and internal control system.

     2. Review and appraise the audit efforts of the Company's independent accountants and internal auditing department.

     3. Provide an open avenue of communication among the independent accountants, the internal auditors, management and the Board of Directors.

     COMPOSITION. The Audit Committee shall consist of three or more independent members of the Board of Directors, who shall be designated in the manner specified in the Company's By-laws. The Audit Committee members shall meet the requirements of the New York Stock Exchange.

     RESPONSIBILITIES AND DUTIES. The Audit Committee is expected to carry out the following responsibilities and duties:

     1. Meet at least three times per year, or more frequently as circumstances dictate. As part of its responsibility to foster open communication, the Committee should meet with the director of internal auditing, the independent accountants and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately.

     2.   Review and reassess the adequacy of this Charter at least annually.

     3. After consultation with management, recommend to the Board of Directors the selection of independent accountants, approve the fees and other compensation to be paid to the independent accountants and approve the discharge of the independent accountants when circumstances warrant. The independent accountants for the Company are ultimately accountable to the Board of Directors and Audit Committee.

     4. Evaluate the independence of the internal auditing department and the independent accountants. The Audit Committee is responsible for ensuring that the independent accountants submit on a periodic basis to the Audit Committee a formal written statement delineating all relationships between the independent accountants and the Company. The Audit Committee is also responsible for actively engaging in dialogue with the independent accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants and for recommending that the Board of Directors take appropriate action to ensure the independence of the independent accountants.

     5. Review and concur in the appointment, replacement, reassignment or dismissal of the director of internal auditing.



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     6.   Inquire of management, the director of internal auditing and the independent accountants as to the areas of significant risk and/or exposure to the Company and assess the steps taken by management to minimize such risk and/or exposure.

     7. Review, in consultation with management, the independent accountants and the director of internal auditing, the audit scope and plan of the internal auditors and the independent accountants to assure completeness of coverage, reduction of redundant efforts and the effective use of audit resources.

     8. Consider, in consultation with management, the rationale for employing audit firms other than the principal independent accountants.

     9. Consider and review with management, the independent accountants and the director of internal auditing:

          a. The Company's internal controls, including information system controls and security.

          b. Significant findings and recommendations of the independent accountants and the internal auditing department, together with management's responses thereto.

          c. Significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

          d.   Significant changes required in the audit scope and/or plan.

          e.   The internal auditing department budget and staffing.

          f. Compliance by the internal auditing department with the IIA's Standards for the Professional Practice of Internal Auditing.

          g.   The internal auditing department charter.

     10. Review the following with management, the independent accountants and the internal auditing department following completion of the annual audit:

          a.   The Company's annual financial statements and related notes.

          b. The independent accountants' audit of the financial statements and their report thereon.

          c.   Significant changes required in the audit scope and/or plan.

          d. Significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

          e. Other matters related to the conduct of the audit that are required to be communicated to the Audit Committee under generally accepted auditing standards.

     11. Review with the management and the independent accountants the Company's quarterly financial reports prior to the release of earnings and/or the Company's quarterly financial statements. The Chair of the Committee or his/her designee may represent the entire Audit Committee for purposes of this review.

     12. In conjunction with the Committee on Corporate Responsibility, review the Company's standards of business conduct and related procedures intended to ensure compliance with those standards, and review with the director of internal auditing and the independent accountants the results of



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          their review of the Company's monitoring of compliance with its code of conduct or similar policies.

     13. Review legal and regulatory matters that may have a material impact on the Company's financial statements, related Company compliance policies, and programs and reports received from regulators.

     14. Oversee the taking of appropriate action to correct irregularities and implement audit recommendations.

     15. Report Audit Committee actions to the Board of Directors with such recommendations as the Audit Committee may deem appropriate.

     16. Conduct or authorize investigations into any matters within the scope of its responsibilities. The Audit Committee shall be empowered to retain independent counsel, accountants and/or others to assist it in the conduct of any investigation.

     17. Annually prepare a report to shareholders as required by the Securities and Exchange Commission for inclusion in the Company's annual proxy statement.

     18. Perform such other functions as are required by law, by the Company's Certificate of Incorporation or By-laws, or by the Board of Directors.

     RESPONSIBILITIES AND DUTIES NOT EXCLUSIVE. The responsibilities and duties of a member of the Audit Committee are in addition to those arising out of membership on the Board of Directors.

     LIMITATIONS ON DUTIES. While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent accountants. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent accountants or to assure compliance with laws and regulations and the Company's policies, procedures and practices.



     Approved by the Audit Committee March 2, 2000


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